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                                                                  EXHIBIT (ii)

                                    GUARANTEE

                            Dated ____________, 1999

      The undersigned, for good and valuable consideration, receipt of which is hereby acknowledged, agrees as follows:

      1. The undersigned hereby unconditionally and irrevocably guarantees payment when due of all Fee Give Back Liabilities (as defined below) of the General Partners (as defined below). For purposes of this Guarantee, the Term
(a) "Fee Give Back Liabilities" means all liabilities and obligations of the General Partners to pay the Fee Give Back Amount (as defined in paragraphs 9.2,
9.1.4 and 9.1.3 of the amended and restated agreement of limited partnership, as amended (collectively, the "Partnership Agreements"), or as amended in the future, of Integrated Resources High Equity Partners, Series 85, a California Limited Partnership, High Equity Partners L.P. - Series 86 and High Equity partners L.P. - Series 88, respectively, and (b) "General Partners" has the meaning given it in the respective Partnership Agreements.

      2. The undersigned hereby agrees that it will not permit its Net Worth (as defined below) at any time to be less than the aggregate amount of the Fee Give Back Liabilities at that time. Notwithstanding the foregoing, however, the undersigned may, at its option from time to time, substitute one or more Substitute Guarantors (as defined below) to fulfill the undersigned's obligations under section 1 and the first sentence of this section 2, as long as the Net Worth of each Substitute Guarantor at any time it is a Substitute Guarantor is not less than the aggregate amount of the Fee Give Back Liabilities that Substitute Guarantor is then guaranteeing as a Substitute Guarantor. However, Presidio Capital Corp. shall remain fully liable on this Guarantee to the extent any substitute Guarantor fails or refuses to fulfill its obligations under this Guarantee. For purposes of this Guarantee, the term (a) "Net Worth" of a person or entity means, at a particular date, all amounts that would, in conformity with generally accepted accounting principles in the United States of America in effect at that time, be included in that person's or entity's net worth or equity on that person's or entity's balance sheet at that date (without including as a liability in the calculation of net worth indebtedness that is subordinate to the Fee Give Back Liabilities), and (b) "Substitute Guarantor" means any person or entity that executes and delivers a guarantee in the form of section 1.

      3. This Guarantee shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed wholly within the state of California.

                                        PRESIDO CAPITAL CORP.



                                        By:_________________________